Exhibit 10.36

                               AMERICAN RIVER BANK

                          SALARY CONTINUATION AGREEMENT

         THIS SALARY CONTINUATION AGREEMENT (this "Agreement") is made and entered into this day of August 22, 2003, by and between American River Bank, a California chartered, FDIC-insured bank with its main office in Sacramento, California (the "Bank") and William L. Young (the "Executive").

         WHEREAS, the Bank is a wholly-owned subsidiary of American River Holdings, a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, ("ARH");

         WHEREAS, the Executive has contributed substantially to the success of the Bank, and the Bank desires that the Executive continue in its employ;

         WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, which the Bank will pay from its general assets;

         WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in ss.18(k)(4)(A) of the Federal Deposit Insurance Act [12 U.S.C. ss.1828(k)(4)(A)] exists or, to the best knowledge of the Bank, is contemplated by this Agreement insofar as the Bank is concerned;

         WHEREAS, the Bank and its Board of Directors have consulted with and have been advised by representatives of Meyer-Chatfield Corporation regarding compliance with applicable requirements of bank regulatory agencies having jurisdiction over the Bank pertaining to this Agreement including the Bank's acquisition, ownership, control and title to and all rights and benefits under one or more policies of insurance that the Bank may elect to purchase in connection with this Agreement, including, without limitation, Bulletin 2000-23 issued by the Office of the Comptroller of the Currency and pronouncements by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation related thereto;

         WHEREAS, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a nonqualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

         WHEREAS, the Executive is fully advised of the Bank's financial status and the fact that the Executive has no interest in or rights under any insurance policies the Bank may elect to purchase in connection with this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows:

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                                    Article 1
                                   Definitions

         The following words and phrases used in this Agreement have the meanings specified:

         1.1 "Accrual Balance" means the amount required to be accrued by the Bank as required under generally accepted accounting principles to account for benefits that may become payable to the Executive under this Agreement.

         1.2 "Change in Control" means the occurrence of any of the following events with respect to the Bank:

                  (a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or ARH, or any stock exchange on which ARH's shares are listed which requires the reporting of a change in control;

                  (b) any merger, consolidation or reorganization of the Bank or ARH in which the Bank or ARH does not survive;

                  (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank or ARH having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank or ARH, reflected in the most recent balance sheet of the Bank or ARH;

                  (d) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity is or becomes the beneficial owner, directly or indirectly, of securities of the Bank or ARH representing twenty-five percent (25%) or more of the combined voting power of the Bank's or ARH's then outstanding securities;

                  (e) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank or ARH cease for any reason to constitute at least a majority thereof, except in the cases of retirement, disability or death and unless the election, or the nomination for election by the Bank's or ARH's shareholder(s), of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period; or

                  (f) the shareholder(s) of the Bank or ARH approve the sale or transfer of substantially all of the Bank's or ARH's assets to parties that are not within a "controlled group of corporations" (as that term is defined in section 1563 of the Code) in which the Bank or ARH is a member.

         Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a Change in Control for purposes of this Agreement if the event which would otherwise come within the meaning of the term Change in Control involves (i) an Employee Stock Ownership Plan sponsored by ARH which plan is the party that acquires "control" or is the principal participant in the transaction constituting a "change in control," as described above, or (ii) a reorganization in which the Bank is merged with and into another wholly-owned bank subsidiary of ARH to consolidate operations under the charter of such other bank subsidiary, or (iii) if the individuals who constitute the directors of the Bank or ARH at the time a specific transaction described in Section 1.2(b) or 1.2(f) is first presented or disclosed to the Board of Directors of the Bank or

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ARH will, according to the terms of the definitive agreement for the transaction, constitute a majority of the members of the board of directors of the resulting corporation or acquiring person immediately after the transaction, then, before an event that would otherwise constitute a Change in Control shall be deemed to have occurred, such Board of Directors of the Bank or ARH may determine by majority vote that the specific transaction does not constitute a Change in Control under Section 1.2(b) or 1.2(f).

         1.3      "Code" means the Internal Revenue Code of 1986, as amended.

         1.4 "Disability" shall have the same meaning given such term in any policy of disability insurance maintained by the Bank for the benefit of employees including the Executive. In the absence of such a policy, the term shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of the Executive's duties to the Bank for at least ninety (90) consecutive days.

         1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

         1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.

         1.7      "Effective Date" means August 22, 2003.

         1.8 Intentional," shall mean an act or failure to act on the Executive's part that is not in good faith and is without a reasonable belief that the action or failure to act is in the best interests of the Bank. No act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence.

         1.9      "Normal Retirement Age" means the Executive's 67th birthday.

         1.10 "Normal Retirement Date" means the date on which the Termination of Employment occurs after the Executive attains the Normal Retirement Age.

         1.11 "Plan Year" means a twelve-month period commencing on August 1st, and ending on the last day of July of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

         1.12 "Termination for Cause" shall mean the occurrence of any one or more of the following:

                  (a) the willful, intentional and material breach of duty by the Executive in the course of his employment;

                  (b) the habitual and continued neglect by the Executive of his employment duties and obligations under this Agreement;

                  (c) the Executive's willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies or resolutions of Bank or ARH and their respective subsidiaries, or of the rules or regulations of the Board of Governors of the Federal Reserve System, California Department of Financial Institutions or the Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over Bank or ARH;

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                  (d)      the determination by a state or federal banking
agency or governmental authority having jurisdiction over Bank or ARH that the Executive is not suitable to act in the capacity for which he is employed by Bank;

                  (e) the Executive is convicted of any felony or a crime involving moral turpitude or commits a fraudulent or dishonest act;

                  (f) the Executive discloses without authority any secret or confidential information concerning Bank, ARH or their respective subsidiaries or takes any action which the Bank's Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Bank, ARH or their respective subsidiaries; or

                  (g) the Executive breaches the terms or provisions of this Agreement.

         1.13 "Termination of Employment" means that the Executive ceases to be employed by the Bank or any affiliate of the Bank for any reason whatsoever, other than by reason of a leave of absence approved by the Bank or such affiliate.

                                    Article 2
                                Lifetime Benefits

         2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

         2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is Fifty Thousand Dollars ($50,000). The Bank's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1. However, any increase shall require the recalculation of Schedule A to this Agreement.

         2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for 15 years.

         2.2 Early Termination Benefit. Upon Early Termination and provided that the Executive has attained age 64, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

         2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date. The Bank's Board of Directors, in its sole discretion, may increase the annual benefit under this
Section 2.2.1. However, any increase shall require the recalculation of Schedule A.

         2.2.2 Payment of Benefit. Provided that the Executive's Early Termination Date occurs after the Executive's 64th birthday, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the first day of the month following the Early Termination Date. The annual benefit shall be paid to the Executive for 15 years.

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         2.3      Disability Benefit. If the Executive terminates employment due to Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

         2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth on Schedule A for the Plan Year ending immediately prior to the date on which the Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1). The Bank's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.3.1. However, any increase shall require the recalculation of Schedule A.

         2.3.2 Payment of Benefit. The Bank shall pay the Disability Annual Benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment due to Disability. The annual benefit shall be paid to the Executive for 15 years.

         2.4 Change in Control Benefit. If a Change in Control occurs during the active service of the Executive with the Bank, and within a period of two (2) years following consummation of such a Change in Control (i) there occurs a Termination of Employment; or (ii) without the Executive's consent there occurs (A) any adverse change in the nature and scope of Executive's salary or benefits, or (B) any event which reasonably constitutes a constructive termination (by resignation or otherwise) of the Executive's employment, then the Executive shall be entitled to receive and the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

         2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Normal Retirement Age Accrual Balance of Four Hundred Eighty-Seven Thousand Two Hundred Seventy-Three Dollars ($487,273) required by Section 2.1. In its sole discretion, the Bank's Board of Directors may increase the benefit under this
Section 2.4.1. However, any increase shall require the recalculation of Schedule A.

         2.4.2 Payment of Benefit: The Bank shall pay the Change in Control benefit under Section 2.4 of this Agreement to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the occurrence of any event described in clause (i) or (ii) of Section
2.4. The annual benefit shall be paid to the Executive for 15 years.

         2.5 Contradiction in Terms of Agreement and Exhibits. If there is a contradiction in the terms of this Agreement and the Schedule A attached hereto with the actual amount of a particular amount due the Executive pursuant to Section 2.2, 2.3 or 2.4 hereof, then the actual amount of said benefit set forth in this Agreement shall control.

         2.6 Revisions to Schedule A. In the event that (i) the Bank's Board of Directors elects to increase the benefits specified in this Article 2,
(ii) the Executive commences to receive benefits other than on the date he attains the Normal Retirement Age, or (iii) if this Agreement is modified as provided in Section 7.12 in order to conform to applicable law, rules or regulations, then Schedule A shall be appropriately modified.

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                                    Article 3
                                 Death Benefits

         3.1 Death During Active Service. If the Executive dies before the Normal Retirement Age while in the active service of the Bank, the Bank shall pay to the Executive's beneficiary the benefit set forth in Section 2.1 as if the Termination of Employment occurred on the date he would have attained the Normal Retirement Age. The annual benefit under this Section 3.1 shall be the amount specified in Section 2.1.1 and shall be payable as provided in Section 2.1.2, commencing on the first day of the month following the date of the Executive's death.

         3.2 Death During Benefit Period. If the Executive dies after any benefit payments provided pursuant to Article 2 have commenced under this Agreement but before receiving all such payments, the Bank shall pay to the Executive's beneficiary, in lieu of any other benefits under this Agreement, the benefit set forth in Section 2.1 as if the Termination of Employment occurred on the date he would have attained the Normal Retirement Age. The annual benefit under this Section 3.2 shall be the amount specified in Section 2.1.1 and shall be payable as provided in Section 2.1.2, commencing on the first day of the month following the date of the Executive's death and continuing for the remaining number of payment periods after taking into account the number of benefit payments the Executive received prior to his death.

         3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to any benefit payments under
Article 2 of this Agreement, but dies prior to the commencement of the benefit payments, the Bank shall pay to the Executive's beneficiary, in lieu of any other benefit under this Agreement, the benefit set forth in Section 2.1 as if the Termination of Employment occurred on the date he would have attained the Normal Retirement Age. The annual benefit under this Section 3.3 shall be the amount specified in Section 2.1.1 and shall be payable as provided in Section 2.1.2, commencing on the first day of the month following the date of the Executive's death.

                                    Article 4
                                  Beneficiaries

         4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incapacity, minority or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

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                                    Article 5
                               General Limitations

         5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Executive ceases to be employed by the Bank as a result of a Termination for Cause.

         5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

         5.3 Insolvency. If the California Commissioner of Financial Institutions appoints the Federal Deposit Insurance Corporation as receiver for the Bank, all obligations under this Agreement shall terminate as of the date that the Bank is declared insolvent, subject to any vested rights of the Executive under applicable law.

         5.4 FDIC Open-Bank Assistance. All obligations under this Agreement shall be terminated, subject to any vested rights of the Executive under applicable law, except to the extent it is determined that continuation of the contract is necessary for the continued operation of the Bank, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act [12 U.S.C. ss.1823(c)].

                                    Article 6
                          Claims and Review Procedures

         6.1 Claims Procedure. A person or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows

         6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

         6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

         6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth the following:

         6.1.3.1  The specific reasons for the denial;

         6.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based;

         6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

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         6.1.3.4  An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

         6.1.3.5 A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

         6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

         6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

         6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

         6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

         6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

         6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth the following:

         6.2.5.1  The specific reason for the denial;

         6.2.5.2 A reference to the specific provisions of the Agreement on which the denial is based;

         6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

         6.2.5.4 A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    Article 7
                                  Miscellaneous

         7.1 Amendments and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

         7.2 Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

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         7.3      No Guarantee of Employment. This Agreement is not an
employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         7.5 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank's failure to obtain an assumption agreement before effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the Change in Control Benefit provided in Section 2.4.

         7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

         7.8 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay the benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life purchased by the Bank is a general asset of the Bank as to which the Executive and beneficiary have no preferred or secured claim, or any right, title or interest.

         7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         7.10 Administration. The Bank shall have the power to administer this Agreement, including but not limited to the power to:

                  (a)      Interpret the provisions of the Agreement;

                  (b) Establish and revise the method of accounting for the Agreement;

                  (c)      Maintain a record of benefit payments; and

                  (d) Establish rules and prescribe any forms necessary or desirable to administer the Agreement.

         7.11 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

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         7.12     Severability. If for any reason any provision of this
Agreement is determined by the Bank's Board of Directors, acting in good faith on advice of counsel or other advisors, or is held by a court, arbiter or other tribunal of competent jurisdiction, to be invalid, unenforceable or in violation of any applicable law, rule or regulation, then this Agreement shall be modified to the minimum extent necessary to render it valid, enforceable and in compliance with applicable laws, rules and regulations, and as so modified, this Agreement shall continue in full force and effect.

         7.13 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

         7.14 Notices. Any notices to be given hereunder shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Executive at the address listed in the Bank's personnel file and to the Bank at its principal business office located at 1545 River Park Drive, Suite 107, Sacramento, CA 95815. A party may change the address for receipt of notices by written notice in accordance with this paragraph 7.14. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

         7.15 Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Sacramento, California, unless otherwise agreed to by the parties.

         7.16 Attorneys' Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Any obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

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         7.17     Internal Revenue Code Section 280G. If all or any portion of the amounts payable to the Executive pursuant to this Agreement alone or together with other payments which the Executive has the right to receive from the Bank, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), such amounts payable hereunder shall be reduced to the extent necessary, after first applying any similar reduction in payments to be received from any other plan or program sponsored by the Bank from which the Executive has a right to receive payments subject to Sections 280G and 4999 of the Code, including without limitation any employment agreement made between the Bank and the Executive, so as to cause a reduction of any excise tax pursuant to
Section 4999 of the Code to equal "zero".

         7.18 Review Procedure. Not less frequently than every three (3) years during the term of this Agreement prior to the Executive commencing to receive any benefits hereunder, the Bank will review this Agreement and the benefits that may become payable hereunder to determine whether to maintain the benefits at the amounts specified in this Agreement or to increase the benefits. If the Bank determines, in its sole discretion, to increase the benefits, Schedule A shall be appropriately modified.

         IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement in the City of Sacramento, State of California, as of the day and year first written above.


EXECUTIVE:                             BANK:

                                       AMERICAN RIVER BANK

/s/ WILLIAM L. YOUNG                   By: /s/ CHARLES D. FITE
------------------------------------       -------------------------------------
William L. Young                           Charles D. Fite
                                           Chairman of the Board

                             BENEFICIARY DESIGNATION

                               AMERICAN RIVER BANK

                          SALARY CONTINUATION AGREEMENT

         I, William L. Young, designate the following as beneficiary of any benefits to which I may be entitled under my Salary Continuation Agreement with the Bank dated August 22, 2003:


Primary:  William Larry Young and Eleanor Carol Young,
          Trustees for the "Young Family Trust" Dated  September 21, 1992
        ------------------------------------------------------------------


Contingent: ________________________________________


         Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

         I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.


Signature: /s/ WILLIAM L. YOUNG
           ----------------------------

Date:      August 25, 2003
           ----------------------------

Accepted by the Bank this 26 day of August, 2003
                         ----

By: /s/ CHARLES D. FITE
    -----------------------------------
    Charles D. Fite
    Chairman of the Board


                                   SCHEDULE A

                               AMERICAN RIVER BANK

                          SALARY CONTINUATION AGREEMENT

                              FOR WILLIAM L. YOUNG

---------- -------------- ----------  ----------  ----------  ------------  ------------
                             Age At                 Early
                              Plan                Termination   Disability   Change in
   Plan      Plan Year        Year       Accrual    Benefit      Benefit      Control
   Year       Ending          End        Balance   Payable(1)   Payable(2)   Benefit(3)
---------- -------------- ----------  ----------  ----------  ------------  ------------
    1                2004         63  $   74,348  $        0  $      7,629  $     32,485
---------- -------------- ----------  ----------  ----------  ------------  ------------
    2                2005         64  $  159,104  $   16,326  $     16,326  $     32,485
---------- -------------- ----------  ----------  ----------  ------------  ------------
    3                2006         65  $  255,362  $   26,203  $     26,203  $     32,485
---------- -------------- ----------  ----------  ----------  ------------  ------------
    4                2007         66  $  364,317  $   37,383  $     37,383  $     32,485
---------- -------------- ----------  ----------  ----------  ------------  ------------
    5                2008         67  $  487,273  $   50,000  $     50,000  $     32,485
---------- -------------- ----------  ----------  ----------  ------------  ------------

(1) The total annual benefit for 15 years following Termination of Employment using an assumed rate of return of 7%.
(2) The total annual benefit for 15 years following Termination of Employment due to Disability using an assumed rate of return of 7%.
(3) The total annual benefit for 15 years following Change in Control using an assumed rate of return of 0%.